News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA COMPLETES INITIAL STEPS IN PROPOSED REFINANCING

Achieves Consent to Amend Indenture for its 7½% Senior Notes Due 2014

Signs Commitment with Rabobank to Refinance Senior Secured Credit Facility

CINCINNATI – Feb. 4, 2008 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that as of 5:00 p.m., New York City time, on Feb. 4, 2008, the requisite number of consents had been received from the holders of its 7½% senior notes due 2014 (“Notes”) to amend provisions in the indenture governing the Notes regarding the company’s ability to incur certain liens, as more fully described in the consent solicitation statement dated Jan. 28, 2008 (the “Consent Solicitation Statement”).  The consent solicitation was undertaken in connection with a proposed refinancing of the company's senior credit facility which is intended to lower interest expense, extend maturities and add additional covenant flexibility.  Consents may no longer be revoked, except as set forth in the Consent Solicitation Statement.

The consent solicitation expired at 5:00 p.m., New York City time, on Monday, Feb. 4, 2008 (“Expiration Time”).  The company offered a consent fee of $20.00 per $1,000 principal amount of Notes to each holder of record as of Friday, Jan. 25, 2008 who delivered (and did not validly revoke) a valid consent prior to the Expiration Time. The company’s obligation to pay the consent fee is conditioned, among other things, on the consummation of a senior unsecured convertible notes transaction raising gross proceeds of not less than $125 million on or before Feb. 15, 2008, and other conditions, as more fully set forth in the Consent Solicitation Statement.

The company also announced today that it has entered into a fully underwritten commitment with Coöperatieve Centrale Raiffeisen – Boerenleenbank B.A., “Rabobank Nederland,” New York branch (“Rabobank”) to refinance the company’s existing $200 million revolving credit facility and a portion of the company’s existing $326 million Term Loan C. Pursuant to the terms of the commitment letter and subject to certain other conditions, Rabobank committed to provide a six-year $200 million senior secured revolving credit facility and a six-year $200 million senior secured term loan facility to the company.  The ultimate size of the new credit facilities may be less than the committed amounts.

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Chiquita Brands International

Progress in Proposed Refinancing

The agreement governing the new credit facilities would contain two material financial maintenance covenants, an operating company leverage ratio and a fixed charge coverage ratio, both of which will be set at levels that provide significant added flexibility.  The holding company leverage covenant that is part of the existing senior secured facility would not be part of the new facility.  Funding of the new credit facilities is subject to the issuance of $150 million aggregate principal amount of senior unsecured convertible notes, which would reduce the Term Loan C so that the remaining balance could be refinanced with the new term loan and the negotiation, execution and delivery of definitive documentation for the new credit facilities, among other conditions.

This press release is not a solicitation of consent with respect to any Notes and does not constitute an offer to sell or the solicitation of an offer to buy any securities. Consummation of the company’s proposed refinancing is subject to a number of market and other conditions.  No assurance can be given that any amendment or refinancing of the company’s capital structure can or will be completed on terms that are acceptable to the company, if at all.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.7 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world's consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including changes in the competitive environment in Europe, following the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive

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Chiquita Brands International

Progress in Proposed Refinancing

conditions; access to, and cost of, capital; our ability to achieve the cost savings and other benefits anticipated from the restructuring announced in October 2007; cost increases and our ability to pass them through to the consumer; product recalls and other events affecting the industry and consumer confidence in our products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company and legal fees and other costs incurred in connection with them.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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